TEMPUR SEALY AND LEGGETT & PLATT ANNOUNCE TRANSACTION

- Tempur Sealy exits production of innerspring components in the U.S.
- Leggett & Platt purchases Tempur Sealy’s U.S. innerspring component production assets
- Tempur Sealy and Leggett & Platt expand and extend supply relationship

LEXINGTON, KY, & CARTHAGE, MO, JULY 1, 2014 - Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced its decision to exit production of innerspring components in the U.S. In conjunction with this announcement, Tempur Sealy and Leggett & Platt (NYSE: LEG), the leading global producer of bedding components, jointly announced that Leggett & Platt has acquired Tempur Sealy’s three U.S. innerspring component production facilities and equipment, along with associated working capital for a total consideration of approximately $48 million, subject to customary working capital adjustments. Other financial terms were not disclosed.
In addition, the two companies have expanded and extended their supply relationship whereby Leggett & Platt will become the exclusive long-term supplier in the U.S. and Canada of wire-based innersprings for Tempur Sealy, and of boxsprings for Sealy.
The transaction creates significant benefits as it leverages the strengths of two key players of the global bedding industry. Importantly, the agreement paves the way for multi-year strategic product development initiatives between the two companies.
Tempur Sealy International, Inc. CEO Mark Sarvary commented, “Our decision to exit the production of innerspring components in the U.S. will allow us to focus our investments on brand building and product innovation while improving our working capital position. Leggett & Platt is a well-established leader in the industry and our expanded relationship will provide significantly greater flexibility for our product development efforts."
Leggett & Platt Board Chair and CEO David S. Haffner commented, "We are very pleased to become a long-term provider of components to Tempur Sealy, and we look forward to the expanded strategic partnership. The additional production should enhance economies of scale, benefit from our vertical integration in steel rod and wire, and allow manufacturing optimization across a broad asset base. We expect this agreement to add approximately 2% to sales, and be neutral to EPS over the first year as we execute the integration plan.”
Forward-looking Statements
Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the ability to transition and integrate Tempur Sealy’s U.S. component production facilities into Leggett & Platt’s operations timely and cost effectively, improve either Tempur Sealy’s or Leggett & Platt’s operations and realize efficiencies from the transaction, and manage growth, and risks relating to price and product competition from foreign and domestic competitors; changes in demand for either Tempur Sealy’s or Leggett & Platt’s products; cost and availability of raw materials and labor, fuel and energy costs; future growth of acquired companies, general economic conditions, changes in interest rates, changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards, the outcome of various pending tax audits or other tax proceedings; the effect of future legislative or regulatory changes, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, the timing and effectiveness of product development initiatives, and other factors described in both Tempur Sealy’s and Leggett & Platt’s respective Form 10-K reports. Any forward-looking statement reflects only the belief of Tempur Sealy or Leggett & Platt, as applicable, when the statement is made. Actual results could differ materially from expectations, and neither Tempur Sealy nor Leggett & Platt undertake any duty to update these statements.

About Tempur Sealy
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

About Leggett & Platt
Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 20 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries. Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

Contact for Tempur Sealy:
Mark Rupe
Vice President, Investor Relations
Tempur Sealy International, Inc.
Investor.Relations@tempursealy.com
800-805-3635

Contacts for Leggett & Platt:
Susan R. McCoy
Staff Vice President of Investor Relations
Leggett & Platt
invest@leggett.com
417-358-8131

David M. DeSonier
Senior Vice President of Corporate Strategy and Investor Relations
Leggett & Platt
invest@leggett.com
417-358-8131